Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GENETRONICS BIOMEDICAL CORPORATION,
a Delaware corporation

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned, Avtar Dhillon, President and Chief Executive Officer of Genetronics Biomedical Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY,

FIRST: The Certificate of Incorporation of the Corporation is hereby amended by deleting the first article of the Certificate of Incorporation in its present form and substituting therefore a new article in the following form:

“FIRST: The name of the corporation is Inovio Biomedical Corporation (hereinafter the “Corporation”).”

SECOND: The amendment to the Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL by (a) the Board of Directors of the Corporation having duly adopted a resolution setting forth such amendment and declaring its advisability and submitting it to the stockholders of the Corporation for their approval, and (b) the stockholders of the Corporation having duly adopted such amendment by vote of the holders of a majority of the outstanding stock entitled to vote thereon at a special meeting of stockholders called on September 10, 2004 and held upon notice in accordance with Section 222 of the DGCL.

IN WITNESS WHEREOF this Certificate of Amendment of Certificate of Incorporation has been executed by the President and Chief Executive Officer of the Corporation on this 31st day of March 2005.

By: /s/ Avtar Dhillon

Name: Avtar Dhillon Title:	President and Chief Executive Officer